Exhibit 23.2

New York Office: 805 Third Avenue New York, NY 10022 212.838-5100 www.rbsmllp.com

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation in this Registration Statement on Form S-4 of RYVYL INC. in connection with the merger between RYVYL INC. and RTB Digital, Inc. of our report dated December 8, 2025, relating to the financial statements of RTB Digital, Inc. for the years ended December 31, 2024 and 2023.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ RBSM LLP

New York, NY

January 14, 2026

New York, NY Washington DC Mumbai & Pune, India Boca Raton, FL

Houston, TX San Francisco, CA Las Vegas, NV Beijing, China Athens, Greece

Member: ANTEA International with affiliated offices worldwide